Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2018, relating to the financial statements and financial highlights of Amplify Online Retail ETF, Amplify YieldShares CWP Dividend & Option ETF, Amplify Transformational Data Sharing ETF, Amplify Advanced Battery Metals and Materials ETF, and Amplify EASI Tactical Growth ETF, each a series of Amplify ETF Trust, for the year or period ended October 31, 2018, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Miscellaneous Information” and “Financial Statements” in the Statements of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

February 28, 2019